Filed Pursuant to Rule 433

Registration No. 333-183442

Free Writing Prospectus dated May 6, 2014

PRICING TERM SHEET

Issuer:	DTE Energy Company

Security:	2014 Series C 3.50% Senior Notes due 2024 (the “Senior Notes”)

Legal Format:	SEC Registered

Principal Amount:	$350,000,000

Maturity Date:	June 1, 2024

Interest Payment Dates:	June 1 and December 1, commencing on December 1, 2014

Benchmark Treasury:	2.750% due February 15, 2024

Benchmark Treasury Price/Yield:	101-12/2.590%

Spread to Benchmark Treasury:	92 basis points

Yield to Maturity:	3.510%

Coupon:	3.50%

Price to Public:	99.914%

Optional Redemption:	Prior to March 1, 2024, the Senior Notes will be redeemable in whole at any time or in part from time to time, at a redemption price equal to the greater of (i) 100% of the principal amount of the Senior Notes being redeemed and (ii) the sum of the present values of the remaining scheduled payments of principal and interest discounted on a semi-annual basis at the Adjusted Treasury Rate, plus 15 basis points; plus in either case, accrued and unpaid interest to the redemption date. On or after March 1, 2024, the Senior Notes will be redeemable at a redemption price equal to 100% of the principal amount of notes being redeemed, plus accrued and unpaid interest to the redemption date.

Trade Date:	May 6, 2014

Settlement Date:	T+5; May 13, 2014

CUSIP / ISIN:	233331 AS6/US233331AS62

Denominations:	$1,000 and integral multiples thereof

Anticipated Ratings*:	A3/BBB/BBB (Moody’s/S&P/Fitch)

Joint Book-Running Managers:	J.P. Morgan Securities LLC
Merrill Lynch, Pierce, Fenner & Smith Incorporated
RBS Securities Inc.
UBS Securities LLC

Co-Managers:	Comerica Securities, Inc.
Fifth Third Securities, Inc.
The Huntington Investment Company

*	Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling, J.P. Morgan Securities LLC collect at 1-212-834-4533, Merrill Lynch, Pierce, Fenner & Smith Incorporated toll free at 1-800-294-1322, RBS Securities Inc. toll-free at 1-866-884-2071 or UBS Securities LLC at 1-877-827-6444, ext. 5613884.